Exhibit 99.1

DIME COMMUNITY BANCSHARES, INC. REPORTS 175% YEAR-OVER-YEAR INCREASE
IN BUSINESS BANKING LOAN PORTFOLIO

Net interest margin expands by 13 basis points versus the linked quarter

Brooklyn, NY – January 24, 2019 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime”), the parent company of Dime Community Bank (the “Bank”), today reported net income of $51.3 million for the fiscal year ended December 31, 2018, or $1.38 per diluted common share. For the quarter ended December 31, 2018, net income was $12.4 million, or $0.34 per diluted common share.

Excluding the impact of $0.7 million of pre-tax severance-related expenses related to a workforce reduction and a $0.7 million reduction in income tax expense associated with a one-time tax rate benefit recognized in conjunction with the filing of the prior year tax return, earnings per share (“EPS”) for the quarter ended December 31, 2018 would have been $0.34, which represents a 6.3% increase versus EPS of $0.32 for the quarter ended September 30, 2018.

The increase in linked quarter EPS was primarily attributable to a 13 basis points linked quarter increase in the net interest margin (“NIM”). Excluding the impact of prepayment related fee income, the NIM increased by 1 basis point on a linked quarter basis.

Relationship Based Business Banking Division Drives Net Interest Margin Expansion

Commenting on the linked quarter NIM expansion, Kenneth J. Mahon, President and CEO of the Company, stated, “The increase in our NIM (excluding the impact of prepayment fees) was driven by the growing contribution of our Business Banking division. The Business Banking division’s loan portfolio reached $648 million (or 12% of total loans) at December 31, 2018, versus $511 million (or 9% of total loans) at September 30, 2018. As the Business Banking portfolio increasingly becomes a larger percentage of our overall balance sheet, we expect our overall loan yields to continue trending upwards. Notably, the ending weighted average rate on the total loan portfolio increased nine basis points when comparing the fourth quarter of 2018 to the third quarter of 2018, versus a seven basis points increase when comparing the third quarter of 2018 to the second quarter of 2018.”

Mr. Mahon continued: “In addition, the linked quarter increase in our cost of deposits was only nine basis points, compared to a twelve basis point increase when comparing the third quarter of 2018 with the second quarter of 2018. Total Business Banking deposits grew to approximately $188 million at year-end and contributed to the lower linked quarter deposit beta. Dime’s new business model is beginning to bear fruit, and the results are becoming more apparent on our financial statements as each quarter passes.”

Repricing Loans, That Have Low Existing Coupons, Provide Significant Re-Mixing Opportunity

Mr. Mahon commented: “As outlined in the table below, Dime has $1.54 billion of real estate loans on its balance sheet that will reach contractual repricings (generally at 200-250 basis points over the then current 5-Year Federal Home Loan Bank advance rate) over the next two years. The presence of these loans on our balance sheet, and the loan origination capabilities we have developed as part of our Business Banking build out, provides us the opportunity to continue growing the core NIM in the year ahead.”

(As of December 31, 2018)	FY 2019	FY 2020
Amount of Repricing Real Estate Loans	$613.3 million	$924.5 million
Weighted Average Rate	3.24%	3.55%

Highlights for the fourth quarter of 2018 included:

•	Continued robust Business Banking originations of $142.4 million in the fourth quarter of 2018, a 176% increase versus the fourth quarter of 2017;
•
New Business Banking loan originations for the fourth quarter of 2018 were at significantly higher rates than the overall portfolio. The weighted average rate (“WAR”) on new Business Banking real estate originations was 5.08% and the WAR on new C&I originations was 6.12% for the quarter ended December 31, 2018, compared to the total real estate and C&I loan portfolio WAR of 3.82% for the quarter ended December 31, 2018;

•
Strong growth in checking account balances. Compared to the fourth quarter of 2017, the sum of average non-interest bearing checking account balances and average interest bearing checking account balances for the fourth quarter of 2018 increased by 18.4% to $502.1 million;

•
In December 2018, the Bank was designated a “Preferred Lender” by the U.S. Small Business Administration ("SBA"). The designation will enable the Bank to make SBA lending approvals more rapidly.  In January 2019, the Bank hired Kevin Gallagher as Senior Vice President and Head of SBA Lending, to lead its SBA Lending division;

•	The Company repurchased 494,249 shares, which represented approximately 1.4% of beginning period shares outstanding, in the fourth quarter of 2018 at a weighted average price of $17.13;
•	Consolidated Company commercial real estate (“CRE”) concentration ratio of 703% at December 31, 2018, versus 775% at December 31, 2017;
•
Nonperforming assets and loans 90 days or more past due on accrual status declined by 42% on a linked quarter basis to $2.4 million at December 31, 2018, and represented only 0.04% of total assets at that date; and

•
Reported book value per share and tangible book value per share (which consists of common equity less goodwill, divided by the number of shares outstanding) grew to $16.68 and $15.14, respectively, at December 31, 2018 (see “Non-GAAP Reconciliation” tables at the end of this news release).

Mr. Mahon commented, “We surpassed our internal full year 2018 loan portfolio net growth target for the Business Banking division by over $90 million and expect continued strong growth for this portfolio during 2019. We remain steadfast in our belief that the Business Banking division will accelerate the re-mixing of our balance sheet towards a more relationship-driven model and drive solid, long-term risk adjusted commercial-bank like margins and returns.”

Management’s Discussion of Fiscal Year 2018 Operating Results

Net Interest Income

Net interest income in 2018 was $146.3 million, a decrease of $6.4 million (-4.2%) from 2017. The decrease reflects a $9.6 million increase in interest income offset by a $16.0 million increase in interest expense. Net interest margin was 2.41% during 2018, compared to 2.54% in 2017.

Balance Sheet

Total assets decreased by $82.9 million (-1.3%) in 2018, primarily the result of a decrease in loans of $209.0 million, partially offset by an increase in securities of $150.4 million.  Mr. Mahon commented, “We are pleased that our decision to contain asset growth for 2018 produced the desired results on core NIM. While the size of our balance sheet contracted a modest amount in 2018, we were focused on creating a higher quality balance sheet with the intermediate-term goal of growing linked quarter core NIM by year-end, which we successfully accomplished. As mentioned previously, relationship-based Business Banking loans now comprise 12% of our loan portfolio and we intend to continue growing this component of our balance sheet in 2019.” Total deposits decreased $46.7 million from 2018 to 2017. Mr. Mahon continued, “Total deposits declined by approximately 1% on a year-over-year basis, primarily due to approximately $415 million of net outflows from our DimeDirect internet channel, as we did not raise our posted rates beyond 1.35%. The current internet channel deposit portfolio is down to approximately $291 million at year-end 2018, and we expect the magnitude of dollar outflows to decline over time, resulting in less of a headwind to grow overall deposits over time. Most importantly, we improved the quality of our deposit base over the course of 2018, as evidenced by the non-interest- bearing deposits to total deposits ratio increasing by over 200 basis points on a year-over-year basis. We continue to manage our deposit pricing to remain competitive with the market while keeping our loan-to-deposit ratio range at approximately 125%. We remain committed to managing the balance sheet and the loan-to-deposit ratio with the goal of keeping deposit betas as low as possible. This past year, the results have met our financial objectives.” We reduced our reliance on Federal Home Loan Bank advances, as that portfolio declined by approximately $44.7 million on a year-over-year basis.

Non-Interest Income

Non-interest income of $9.5 million in 2018 included gains of $1.4 million on securities and other assets and $0.3 million from the sale of loans. Non-interest income of $21.5 million in 2017 included gains of $10.4 million from the sale of premises, $2.6 million from securities and other assets, and $1.5 million from the sale of loans. Excluding these gains, non-interest income was $7.9 million in 2018 and $7.0 million in 2017.

Non-Interest Expense

Non-interest expense was $86.9 million in 2018 and $85.0 million during 2017. During 2018, the Company recognized $0.7 million of severance expense related to a reduction in the workforce in the fourth quarter of 2018.  During 2017, the Company recognized non-recurring expenses of $1.3 million for loss on extinguishment of debt related to the redemption of trust preferred securities and $1.7 million related to de-conversion costs associated with the planned change in the Bank’s core processor. Excluding these items, non-interest expense was $86.2 million in 2018 and $82.0 million in 2017, an increase of $4.2 million in 2018. The increase was primarily the result of increased salaries and employee benefits as the Company added relationship bankers and support staff for its Business Banking buildout.

The ratio of non-interest expense to average assets was 1.38% in 2018 compared to 1.37% in 2017. Excluding the non-recurring expenses mentioned above, the ratio was 1.37% and 1.32% for 2018 and 2017, respectively. The efficiency ratio was 56.25% in 2018, up from 53.24% in 2017. Excluding the non-recurring expenses mentioned above, the ratio was 55.77% and 51.37% for 2018 and 2017, respectively.

Management’s Discussion of Quarterly Operating Results

Net Interest Income

Net interest income in the fourth quarter of 2018 was $37.2 million, higher than the $35.0 million for the third quarter of 2018, and a decrease of $1.6 million (-4.1%) over the fourth quarter of 2017.  NIM was 2.46% during the fourth quarter of 2018, compared to 2.33% in the third quarter of 2018, and 2.50% in the fourth quarter of 2017. For the fourth quarter of 2018, income from prepayment activity totaled $3.2 million, benefiting NIM by 21 basis points, compared to $1.3 million, or 9 basis points, during the third quarter of 2018, and $1.3 million, or 8 basis points, during the fourth quarter of 2017.

Average interest-earning assets were $6.03 billion for the fourth quarter of 2018, representing a 1.0% (annualized) increase from $6.02 billion for the third quarter of 2018 and a 2.8% decrease from $6.20 billion for the fourth quarter of 2017.

For the fourth quarter of 2018, the average yield on interest-earning assets was 3.85%, an increase of 22 basis points compared with the third quarter of 2018, and an increase of 33 basis points compared to the fourth quarter of 2017.  The average cost of funds (which includes Federal Home Loan Bank advances) was 1.63% for the fourth quarter of 2018, an increase of 11 basis points versus the third quarter of 2018, and an increase of 44 basis points versus the fourth quarter of 2017.

Loans

The real estate loan portfolio decreased by $41.5 million during the fourth quarter of 2018.  Real estate loan originations were $232.8 million during the quarter, at a weighted average interest rate of 4.89%. Real estate loan amortization and satisfactions totaled $267.6 million, or 20.7% (annualized) of the portfolio balance, at an average rate of 3.69%. The annualized real estate loan payoff rate of 20.7% for fourth quarter 2018 was higher than both the third quarter 2018 (14.0%) and the fourth quarter 2017 (10.2%). Average real estate loans were $5.18 billion in the fourth quarter of 2018, a decrease of $20.2 million (-1.6% annualized) from the third quarter of 2018 and a decrease of $644.0 million (-11.1%) from the fourth quarter of 2017.

Outlined below are the loan originations for the current quarter, linked quarter and year-ago quarter.

($s in millions)	Originations/ Weighted Average Rate
Real Estate Originations	Q4 2018	Q3 2018	Q4 2017
Non-Business Banking	$131.6/4.74%	$47.2/4.71%	$46.5/4.14%
Business Banking	$101.2/5.08%	$101.8/4.99%	$24.1/4.78%
Total Real Estate	$232.8/4.89%	$149.0/4.90%	$70.6/4.36%
C&I Originations	$41.2/6.12%	$44.3/5.67%	$27.5/4.94%

Deposits and Borrowed Funds

The Company continues to focus on growing relationship-based business deposits sourced from its retail branches and its Business Banking division.  The Business Banking division ended the fourth quarter of 2018 with approximately $98.7 million of low-cost relationship-based checking and leasehold deposits at an average rate of approximately 1 basis point and total deposits of $188.2 million at an average rate of 51 basis points, compared to approximately $52.2 million of checking and leasehold deposits at an average rate of approximately 1 basis point and total deposits of $77.3 million at an average rate of 13 basis points, respectively, for the year-ago time period.

The cost of total deposits increased 9 basis points on a linked quarter basis, compared to a 12 basis points increase when comparing the third quarter of 2018 to the second quarter of 2018. Total deposits decreased by $25.5 million on a linked quarter basis to $4.36 billion, due to net outflows from the DimeDirect internet channel totaling $88.2 million offset by $62.7 million of growth in all other deposit categories.

The loan-to-deposit ratio was 123.8% at December 31, 2018, compared to 123.5% at September 30, 2018 and 127.2% at December 31, 2017.

Total borrowings increased $82.4 million during the fourth quarter of 2018 versus the third quarter of 2018.  At December 31, 2018, 32.7% of the $1.13 billion Federal Home Loan Bank borrowing portfolio consisted of bullet advances that have a remaining term of less than a year, compared to 45.5% of the $1.17 billion Federal Home Loan Bank borrowing portfolio from the prior year end.

Non-Interest Income

Non-interest income was $1.8 million during the fourth quarter of 2018.  Non-interest income for the third quarter of 2018 was $2.2 million. In the fourth quarter of 2017, non-interest income was $13.7 million which included $10.4 million from the sale of premises and $1.5 million on the sale of loans; excluding these items, non-interest income for the fourth quarter of 2017 was $1.8 million.

Non-Interest Expense

Non-interest expense was $22.7 million during the fourth quarter of 2018, $21.6 million during the third quarter of 2018, and $22.6 million during the fourth quarter of 2017. During the fourth quarter the Company recognized a non-recurring expense of $0.7 million for severance expense related to a reduction in the workforce.

Excluding the non-recurring item in the fourth quarter of 2018, non-interest expense was $22.0 million.

The ratio of non-interest expense to average assets was 1.46% during the fourth quarter of 2018, higher than the third quarter of 2018 (1.39%), and higher than the fourth quarter of 2017 (1.41%). The efficiency ratio was 57.98% during the fourth quarter of 2018, compared to 58.13% during the linked quarter and 55.63% during the fourth quarter of 2017. Excluding the non-recurring expenses mentioned above, the ratio of non-interest expense to average assets was 1.41% and the efficiency ratio was 56.12% during the fourth quarter of 2018.

Income Tax Expense and Deferred Tax Asset and Liability Re-evaluation

The effective income tax rate was 20.4% during the fourth quarter of 2018, lower than the 23.1% recorded in the third quarter of 2018. As disclosed previously, in the fourth quarter of 2018, the Company recognized a one-time tax rate benefit in conjunction with the filing of the prior year tax return.

Credit Quality

Non-performing loans were $2.3 million, or 0.04% of total loans, at December 31, 2018, a decrease from $3.0 million, or 0.05% of total loans, at September 30, 2018. The allowance for loan losses was 0.40% of total loans at December 31, 2018, up slightly from the 0.39% at September 30, 2018. At December 31, 2018, non-performing assets represented 0.4% of the sum of tangible capital plus the allowance for loan losses (this non-Generally Accepted Accounting Principle (“GAAP”) statistic is otherwise known as the "Texas Ratio") (see table at the end of this news release).  A provision for loan losses of $0.6 million was recorded during the fourth quarter of 2018, compared to a loan loss provision of $0.3 million during the third quarter of 2018.

Capital Management

The Company’s consolidated Tier 1 capital to average assets (“leverage ratio”), which was 8.92% at December 31, 2018, was in excess of all applicable regulatory requirements.

The Bank’s regulatory capital ratios continued to be in excess of all applicable regulatory requirements, inclusive of conservation buffer amounts. At December 31, 2018, the Bank’s leverage ratio was 10.31%, while Tier 1 capital to risk-weighted assets and Total capital to risk-weighted assets ratios were 13.36% and 13.82%, respectively.

Mr. Mahon commented, “During the fourth quarter of 2018, the Board of Directors approved our thirteenth share repurchase program. We believe that the share repurchase program is consistent with the Company’s objectives to enhance long-term shareholder value. As disclosed previously, the Company repurchased 1.4% of beginning period shares outstanding in the fourth quarter at a weighted average price of $17.13.”

Diluted earnings per common share exceeded the quarterly $0.14 cash dividend per share by 142.86% during the fourth quarter of 2018, equating to a 41.18% payout ratio.

Book value per share was $16.68 and tangible book value (common equity less goodwill divided by number of shares outstanding) per share was $15.14 at December 31, 2018.

Earnings Call Information

The Company will conduct a conference call at 5:30 p.m. (ET) on January 24, 2019, during which President and Chief Executive Officer, Kenneth J. Mahon, will discuss the Company’s fourth quarter and fiscal year performance, with a Q&A session to follow. Dial-in information for the live call is 1-888-317-6016. Upon dialing in, request to be joined into Dime Community Bancshares, Inc. call with the conference operator.

The conference call will be simultaneously webcast (listen only), and archived for a period of one year, at https://services.choruscall.com/links/dcom190124.html. Dial-in information for the replay is 1-877-344-7529 using access code #10127443. Replay will be available January 24, 2019 (6:30 p.m.) through January 31, 2019 (11:59 p.m.).

ABOUT DIME COMMUNITY BANCSHARES, INC.

The Company had $6.32 billion in consolidated assets as of December 31, 2018, and is the parent company of the Bank. The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-nine branches located throughout Brooklyn, Queens, the Bronx, and Nassau County and Suffolk Counties, New York. More information on the Company and the bank can be found on Dime's website at www.dime.com.

This news release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," “continue,” "could," "estimate," "expect," "intend," “likely,” "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Company and/or the Bank; changes in tax laws or accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.  Accordingly, you should not place undue reliance on forward-looking statements.  See the section entitled “Risk Factors” in the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we file with the Securities and Exchange Commission for more information.

Contact: Avinash Reddy
Executive Vice President – Chief Financial Officer
718-782-6200 extension 5909

DIME COMMUNITY BANCSHARES,  INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands except share amounts)

	December 31, 2018	September 30, 2018	December 31, 2017
ASSETS:
Cash and due from banks	$147,256	$132,822	$169,455
Mortgage-backed securities available for sale	466,605	465,490	351,384
Investment securities available for sale	36,280	5,088	4,006
Marketable equity securities, at fair value	5,667	6,111	-
Trading securities	-	-	2,715
Real Estate Loans:
One-to-four family and cooperative/condominium apartment	96,847	71,464	63,095
Multifamily residential and residential mixed use (1)(2)	3,866,788	4,015,424	4,381,180
Commercial real estate	1,170,085	1,106,430	1,010,603
Acquisition, development, and construction ("ADC")	29,402	11,144	9,189
Total real estate loans	5,163,122	5,204,462	5,464,067
Commercial and industrial ("C&I")	229,504	207,743	136,671
Other loans	1,192	1,162	1,379
Allowance for loan losses	(21,782)	(21,330)	(21,033)
Total loans, net	5,372,036	5,392,037	5,581,084
Premises and fixed assets, net	24,713	24,736	24,326
Loans held for sale	1,097	-	-
Federal Home Loan Bank of New York capital stock	57,551	53,842	59,696
Bank Owned Life Insurance ("BOLI")	111,427	110,706	108,545
Goodwill	55,638	55,638	55,638
Other assets	42,308	47,723	46,611
TOTAL ASSETS	$6,320,578	$6,294,193	$6,403,460
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$395,477	$368,780	$307,746
Interest-bearing checking	115,972	112,180	124,283
Savings	336,669	342,908	362,092
Money Market	2,098,599	2,220,719	2,517,439
Sub-total	2,946,717	3,044,587	3,311,560
Certificates of deposit	1,410,037	1,337,663	1,091,887
Total Due to Depositors	4,356,754	4,382,250	4,403,447
Escrow and other deposits	85,234	119,796	82,168
Federal Home Loan Bank of New York advances	1,125,350	1,042,925	1,170,000
Subordinated Notes Payable, net	113,759	113,722	113,612
Other liabilities	37,400	31,923	35,666
TOTAL LIABILITIES	5,718,497	5,690,616	5,804,893
STOCKHOLDERS' EQUITY:

Common stock ($0.01 par, 125,000,000 shares authorized, 53,690,825 shares, 53,690,825 shares and 53,624,453 shares issued at December 31, 2018, September 30, 2018, and December 31, 2017, respectively, and 36,092,952 shares, 36,612,153 shares and 37,419,070 shares outstanding at December 31, 2018, September 30, 2018 and December 31, 2017, respectively)	537	537	536
Additional paid-in capital	277,512	277,718	276,730
Retained earnings	565,713	558,357	535,130
Accumulated other comprehensive loss, net of deferred taxes	(6,500)	(5,734)	(3,641)
Unearned Restricted Stock Award common stock	(3,623)	(4,699)	(2,894)
Common stock held by the Benefit Maintenance Plan	(1,509)	(1,509)	(2,736)
Treasury stock (17,597,873 shares, 17,078,672 shares and 16,205,383 shares at December 31, 2018, September 30, 2018, and December 31, 2017, respectively)	(230,049)	(221,093)	(204,558)
TOTAL STOCKHOLDERS' EQUITY	602,081	603,577	598,567
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,320,578	$6,294,193	$6,403,460

(1)	Includes loans underlying cooperatives.
(2)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except share and per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Interest income:
Loans secured by real estate	$49,953	$47,486	$51,254	$194,842	$204,487
Commercial and industrial ("C&I")	3,200	2,729	1,514	9,741	3,072
Other loans	19	18	20	74	75
Mortgage-backed securities	3,279	2,852	487	10,794	542
Investment securities	240	59	115	363	577
Other short-term investments	1,359	1,480	1,204	5,896	3,343
Total interest income	58,050	54,624	54,594	221,710	212,096
Interest expense:
Deposits and escrow	14,289	13,361	9,967	50,389	38,391
Borrowed funds	6,611	6,235	5,895	24,995	20,975
Total interest expense	20,900	19,596	15,862	75,384	59,366
Net interest income	37,150	35,028	38,732	146,326	152,730
Provision for loan losses	603	335	(1,000)	2,244	520
Net interest income after provision for loan losses	36,547	34,693	39,732	144,082	152,210

Non-interest income:
Service charges and other fees	1,199	1,233	1,167	4,642	3,828
Mortgage banking income, net	75	79	51	367	201
Gain (loss) on equity and trading securities	(416)	99	(29)	(302)	133
Gain on sale of securities and other assets	-	-	-	1,370	2,607
Gain on sale of loans	159	18	1,475	302	1,475
Gain on the sale of premises held for sale	-	-	10,412	-	10,412
Income from BOLI	721	729	563	2,882	2,217
Other	83	63	67	262	641
Total non-interest income	1,821	2,221	13,706	9,523	21,514
Non-interest expense:
Salaries and employee benefits	12,042	10,963	9,777	45,066	37,354
Stock benefit plan compensation expense	326	403	339	1,524	1,369
Occupancy and equipment	3,836	3,845	3,581	15,250	14,201
Data processing costs	1,635	1,823	1,778	7,009	8,280
Marketing	1,030	975	1,375	3,198	5,774
Federal deposit insurance premiums	448	382	724	1,969	2,966
Loss from extinguishment of debt		-	-	-	1,272
Other	3,428	3,194	4,999	12,874	13,770
Total non-interest expense	22,745	21,585	22,573	86,890	84,986

Income before taxes	15,623	15,329	30,865	66,715	88,738
Income tax expense	3,183	3,547	15,442	15,427	36,856

Net Income	$12,440	$11,782	$15,423	$51,288	$51,882

Earnings per Share ("EPS"):
Basic	$0.34	$0.32	$0.41	$1.38	$1.38
Diluted	$0.34	$0.32	$0.41	$1.38	$1.38

Average common shares outstanding for Diluted EPS	36,296,298	37,189,648	37,432,283	37,087,762	37,510,449

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars in thousands except per share amounts)

	At or For the Three Months Ended			At or For the Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Per Share Data:
Reported EPS (Diluted)	$0.34	$0.32	$0.41	$1.38	$1.38
Cash dividends paid per share	0.14	0.14	0.14	0.56	0.56
Book value per share	16.68	16.49	16.00	16.68	16.00
Tangible book value per share (1)	15.14	14.97	14.51	15.14	14.51
Dividend payout ratio	41.18%	43.75%	34.15%	40.58%	40.58%

Performance Ratios (Based upon Reported Net Income):
Return on average assets	0.80%	0.76%	0.96%	0.82%	0.84%
Return on average common equity	8.25%	7.71%	10.41%	8.44%	8.94%
Return on average tangible common equity (1)	9.08%	8.49%	11.49%	9.30%	9.89%
Net interest spread	2.22%	2.11%	2.33%	2.20%	2.38%
Net interest margin	2.46%	2.33%	2.50%	2.41%	2.54%
Average interest-earning assets to average interest-bearing liabilities	118.71%	117.46%	117.07%	117.47%	116.55%
Non-interest expense to average assets	1.46%	1.39%	1.41%	1.38%	1.37%
Efficiency ratio	57.98%	58.13%	55.63%	56.25%	53.24%
Loan-to-deposit ratio at end of period	123.80%	123.53%	127.22%	123.80%	127.22%
CRE consolidated concentration ratio (2)	702.7%	706.1%	775.2%	702.7%	775.2%
Effective tax rate	20.37%	23.14%	50.03%	23.12%	41.53%

Average Balance Data:
Average assets	$6,251,691	$6,231,801	$6,400,719	$6,279,483	$6,211,645
Average interest-earning assets	6,031,823	6,016,728	6,203,511	6,060,291	6,007,562
Average loans	5,400,166	5,388,065	5,949,955	5,454,128	5,843,409
Average deposits	4,349,419	4,386,631	4,351,863	4,377,439	4,417,287
Average common equity	603,358	611,022	592,762	607,353	580,430
Average tangible common equity (1)	547,721	555,385	537,124	551,716	524,792

Asset Quality Summary:
Non-performing loans (excluding loans held for sale)	$2,345	$2,978	$533	$2,345	$533
Non-performing assets	2,345	2,978	533	2,345	533
Net charge-offs (recoveries)	152	(11)	(26)	1,497	23
Non-performing loans/ Total loans	0.04%	0.06%	0.01%	0.04%	0.01%
Non-performing assets/ Total assets	0.04%	0.05%	0.01%	0.04%	0.01%
Allowance for loan loss/ Total loans	0.40%	0.39%	0.38%	0.40%	0.38%
Allowance for loan loss/ Non-performing loans	928.87%	716.25%	3946.15%	928.87%	3946.15%
Loans delinquent 30 to 89 days at period end	$424	$531	$37	$424	$37

Capital Ratios - Consolidated:
Tangible common equity to tangible assets (1)	8.72%	8.78%	8.55%	8.72%	8.55%
Tier 1 common equity ratio	11.52	11.66	11.42	11.52	11.42
Tier 1 risk-based capital ratio	11.52	11.66	11.42	11.52	11.42
Total risk-based capital ratio	14.38	14.54	14.27	14.38	14.27
Tier 1 leverage ratio	8.92	8.96	8.61	8.92	8.61

Capital Ratios - Bank Only:
Tier 1 common equity ratio	13.36%	13.26%	12.38%	13.36%	12.38%
Tier 1 risk-based capital ratio	13.36	13.26	12.38	13.36	12.38
Total risk-based capital ratio	13.82	13.71	12.83	13.82	12.83
Tier 1 leverage ratio	10.31	10.15	9.32	10.31	9.32

(1)	See "Non-GAAP Reconciliation" table for reconciliation of tangible common equity and tangible assets. Average balances are calculated using the ending balance for months during the period indicated.
(2)	The CRE concentration ratio is calculated using the sum of commercial real estate, excluding owner occupied commercial real estate, multifamily, and ADC, divided by consolidated capital.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars in thousands)

	For the Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Real estate loans	$5,179,805	$49,953	3.86%	$5,200,021	$47,486	3.65%	$5,823,794	$51,254	3.52%
Commercial and industrial loans	219,295	3,200	5.84	186,686	2,729	5.85	125,095	1,514	4.84
Other loans	1,066	19	7.13	1,358	18	5.30	1,066	20	7.50
Mortgage-backed securities	472,965	3,279	2.77	432,213	2,852	2.64	84,942	487	2.29
Investment securities	19,728	240	4.87	11,158	59	2.12	6,500	115	7.08
Other short-term investments	138,964	1,359	3.91	185,292	1,480	3.19	162,114	1,204	2.97
Total interest-earning assets	6,031,823	58,050	3.85%	6,016,728	54,624	3.63%	6,203,511	54,594	3.52%
Non-interest-earning assets	219,868			215,073			197,208
Total assets	$6,251,691			$6,231,801			$6,400,719

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	$114,563	$60	0.21%	$114,865	$55	0.19%	$117,468	$56	0.19%
Money market accounts	2,131,276	7,630	1.42	2,264,082	7,542	1.32	2,491,423	5,986	0.95
Savings accounts	338,837	47	0.06	347,041	50	0.06	358,859	51	0.06
Certificates of deposit	1,377,207	6,552	1.89	1,297,857	5,714	1.75	1,077,376	3,874	1.43
Total interest-bearing deposits	3,961,883	14,289	1.43	4,023,845	13,361	1.32	4,045,126	9,967	0.98
Borrowed Funds	1,119,225	6,611	2.34	1,098,713	6,235	2.25	1,253,860	5,895	1.87
Total interest-bearing liabilities	5,081,108	20,900	1.63%	5,122,558	19,596	1.52%	5,298,986	15,862	1.19%
Non-interest-bearing checking accounts	387,536			362,786			306,737
Other non-interest-bearing liabilities	179,689			135,435			202,234
Total liabilities	5,648,333			5,620,779			5,807,957
Stockholders' equity	603,358			611,022			592,762
Total liabilities and stockholders' equity	$6,251,691			$6,231,801			$6,400,719
Net interest income		$37,150			$35,028			$38,732
Net interest spread			2.22%			2.11%			2.33%
Net interest-earning assets	$950,715			$894,170			$904,525
Net interest margin			2.46%			2.33%			2.50%
Ratio of interest-earning assets to interest-bearing liabilities		118.71%			117.46%			117.07%

Deposits (including non-interest bearing checking accounts)	$4,349,419	$14,289	1.30%	$4,386,631	$13,361	1.21%	$4,351,863	$9,967	0.91%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF LOAN COMPOSITION AND WEIGHTED AVERAGE RATES ("WAR") (1)
(Dollars in thousands)

	At December 31, 2018		At September 30, 2018		At December 31, 2017
	Balance	WAR	Balance	WAR	Balance	WAR
Loan balances at period end:
One-to-four family residential, including condominium and cooperative apartment	$96,847	4.59%	$71,464	4.42%	$63,095	4.33%
Multifamily residential and residential mixed use (2)(3)	3,866,788	3.56	4,015,424	3.52	4,381,180	3.40
Commercial and commercial mixed use real estate	1,170,085	4.17	1,106,430	4.10	1,010,603	3.95
Acquisition, development, and construction ("ADC")	29,402	6.64	11,144	6.26	9,189	5.59
Total real estate loans	5,163,122	3.74	5,204,462	3.66	5,464,067	3.51
Commercial and industrial ("C&I")	229,504	5.76	207,743	5.53	136,671	4.82
Total	$5,392,626	3.82%	$5,412,205	3.73%	$5,600,738	3.55%

(1)	Weighted average rate is calculated by aggregating interest based on the current loan rate from each loan in the category, divided by the total amount of loans in the category.
(2)	Includes loans underlying cooperatives.
(3)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")
(Dollars in thousands)

	December 31, 2018	September 30, 2018	At December 31, 2017
Non-Performing Loans
One-to-four family residential, including condominium and cooperative apartment	$712	$443	$436
Multifamily residential and residential mixed use (1)(2)	280	1,473	-
Commercial real estate	964	975	-
Commercial mixed use real estate (2)	77	84	93
C&I	309	-	-
Other	3	3	4
Total Non-Performing Loans (3)	$2,345	$2,978	$533
Total Non-Performing Assets	$2,345	$2,978	$533

Performing TDR Loans
One- to four-family and cooperative/condominium apartment	$14	$16	$22
Multifamily residential and mixed use residential real estate (1)(2)	271	277	619
Mixed use commercial real estate (2)	4,084	4,107	4,174
Commercial real estate	-	-	3,296
Total Performing TDRs	$4,369	$4,400	$8,111

(1)	Includes loans underlying cooperatives.
(2)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

(3)	There was one non-accruing TDR for September 30, 2018. There were no non-accruing TDRs for December 31, 2018 or December 31, 2017.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES (TEXAS RATIO)
(Dollars in thousands)

	At December 31, 2018	At September 30, 2018	At December 31, 2017
Total Non-Performing Assets	$2,345	$2,978	$533
Loans 90 days or more past due on accrual status (5)	100	1,242	19,935
TOTAL PROBLEM ASSETS	$2,445	$4,220	$20,468

Tangible common equity (6)	$546,443	$547,939	$542,929
Allowance for loan losses and reserves for contingent liabilities	21,807	21,355	21,058
TANGIBLE COMMON EQUITY PLUS RESERVES	$568,250	$569,294	$563,987

TEXAS RATIO (PROBLEM ASSETS AS A PERCENTAGE OF
TANGIBLE COMMON EQUITY AND RESERVES)	0.4%	0.7%	3.4%

(5)
These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed in the near future, and were not expected to result in any loss of contractual principal or interest.  These loans are not included in non-performing loans.

(6)	See "Non-GAAP Reconciliation" table for reconciliation of tangible common equity and tangible assets.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION
(Dollars in thousands except per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Reconciliation of Reported and Adjusted ("non-GAAP") Net Income:
Reported net income	$12,440	$11,782	$15,423	$51,288	$51,882
Adjustments to Net Income (1):
Add: Severance payment	496	-	-	496	-
Add: Loss from extinguishment of debt	-	-	-	-	698
Add: De-conversion costs	-	-	-	-	946
Less: Gain on sale of securities	-	-	-	(930)	(1,430)
Less: After tax gain on the sale of real estate	-	-	(5,724)	-	(5,724)
Tax adjustment	(716)	(104)	3,135	(912)	2,150
Adjusted ("non-GAAP") net income	$12,220	$11,678	$12,834	$49,942	$48,522

Adjusted Ratios (Based upon "non-GAAP Net Income" as calculated above):
Adjusted EPS (Diluted)	$0.34	$0.32	$0.34	$1.35	$1.29
Adjusted return on average assets	0.78%	0.75%	0.80%	0.80%	0.78%
Adjusted return on average common equity	8.10	7.64	8.66	8.22	8.36
Adjusted return on average tangible common equity	8.92	8.41	9.56	9.05	9.25
Adjusted non-interest expense to average assets	1.41	1.39	1.41	1.37	1.32
Adjusted efficiency ratio	56.12	58.13	55.63	55.77	51.37

	December 31, 2018	September 30, 2018	December 31, 2017
Reconciliation of Tangible Assets:
Total assets	$6,320,578	$6,294,193	$6,403,460
Less:
Goodwill	55,638	55,638	55,638
Tangible assets	$6,264,940	$6,238,555	$6,347,822

Reconciliation of Tangible Common Equity - Consolidated:
Total common equity	$602,081	$603,577	$598,567
Less:
Goodwill	55,638	55,638	55,638
Tangible common equity	$546,443	$547,939	$542,929

(1)	Adjustments to net income are taxed at the company's statutory tax rate of approximately 32% for 2018 and 45% for 2017, unless otherwise noted.